SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒  Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to 14a-12

SunGard Data Systems Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

THIS FILING CONSISTS OF A SYNOPSIS OF VARIOUS NEWS MEDIA ARTICLES REGARDING THE PROPOSED MERGER

About the Transaction

In connection with the proposed merger, SunGard will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by SunGard at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from SunGard by directing such request to SunGard, Attention: Investor Relations, telephone: (484) 582-5500.

SunGard and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of SunGard’s participants in the solicitation is set forth in SunGard’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available.

INTERMARKET COMMUNICATIONS

SunGard Weekly Coverage Report

Week Ending April 8, 2005

SunGard Corporate
Coverage Synopsis

April 1, 2005

SUNGARD’S CRIS CONDE: BUY AND HOLD

Securities Industry News

By John Sandman, Standards Editor

In the wake of the $11.3 billion leveraged buy out of SunGard Data Systems announced last week by Silver Lake Partners, the Blackstone Group, Texas Pacific Group, Bain Capital, Kohlberg Kravis Roberts & Co., Goldman Sachs Capital Partners and Providence Equity Partners, the industry has been trying to adjust its expectations for deals of the future—will there be more of the same, or was this a one of a kind, one-hit wonder that is unlikely to be seen again any time soon? Speaking with Securities Industry News the day after the announcement, SunGard CEO Cristobal Conde professed himself surprised by many aspects of the deal—pleasantly surprised.

April 3, 2005

DO TOO MANY COOKS SPOIL THE TAKEOVER?

New York Times

By Andrew Ross Sorkin

The trouble with all these club deals is that at some point there will be too many cooks in the kitchen. Look at what happened with SunGard: The final buyout group included Silver Lake Partners, Kohlberg Kravis Roberts, Bain Capital, the Texas Pacific Group, the Blackstone Group, Providence Equity Partners and the private equity arm of Goldman Sachs. But it almost fell apart at the last minute when five of the seven members of the group threatened to bail over disagreements about price. Indeed, Providence and Goldman Sachs’s private equity arm were brought in to take the spots of Thomas H. Lee Partners and the Carlyle Group. And that brouhaha began before the group even bought the company!

April 4, 2005

BEWARE THE REGULATORY COST OF GOING PUBLIC

Financial Times

By Amity Shlaes

Back in the 1980s a physics graduate named Cris met a “quant” guy named Greg and the two founded a company to write options trading software called Devon Systems. Both their “quant” work—applying complex formulae to value financial instruments—and their gut instincts convinced them that the fastest way for start-ups to grow was to go public or be acquired by a publicly-traded company. They chose the latter and allowed Devon Systems to be acquired.

Fast forward a decade and a half and Cris and Greg are both executives working in Pennsylvania. Now, however, the gents have switched philosophies, believing that private ownership is better than public ownership. What is more, they are betting billions on that proposition.

The Cris in the story is Cristobal Conde, SunGard chief executive. Last week he announced the technology vendor’s Dollars 11.3bn (Pounds 6bn) sale to a private equity consortium—history’s largest technology buy-out. Greg is Gregory Bentley, former chairman of SunGard’s audit committee and a member of the SunGard board of directors that approved the deal.

April 4, 2005

LOCATION, LOCATION, LOCATION: HOW $11BN SUNGARD DEAL WAS SEALED

Financial News

By Anuj Gangahar and Nicholas Lockley

Conde says the initial approach by Silver Lake was a surprise. “We were happily going down the spin-off path and were being advised on this strategy by Credit Suisse First Boston. It all changed when Silver Lake called CSFB, expressing an interest in talking to us.”

Conde said after an agreement to meet Silver Lake came a period when SunGard management educated the private equity firm about its business.

“What impressed us the most was their enormous appetite for detail. It impressed us and it surprised us and we found this refreshing. In that regard they are very similar to us. We are maniacal about detail at an almost-atomic level.”

April 4, 2005

SUNGARD NEEDS TO SATISFY ITS INVESTORS

Financial News

By Clive Hyman, Hyman Capital Services

Cris Conde has pulled off one of the biggest deals in history. It will be referred to as a landmark deal, but he needs to ensure that the basics are taken care of because, while the public investors may not be patient, they are certainly more remote than the private equity firms and banks that now hold his future in their hands.

April 4, 2005

CAUTIOUS OPTIMISM FOR SUNGARD LBO

Dealing With Technology

By Rob Daly, Eugene Grygo and Jean-Paul Carbonnier

User firms and industry observers are cautiously optimistic about the leveraged buyout (LBO) of Wayne, Pa.-based SunGard Data Systems.

“We didn’t set out to have the largest LBO in technology or the largest equity check,” says Cristobal Conde, president and CEO of SunGard Data Systems, referring to the approximately $3.5 billion equity check put forward by the consortium. Initial conversations for the LBO occurred in October 2004 when SunGard was preparing to spin off its availability services unit and re-brand the remaining software and services businesses.

April 4, 2005

PRIVACY, PLEASE

Dealing With Technology

Within a few short weeks, SunGard has shifted gears and agreed to a leveraged buyout that will set the company suddenly on a new path away from its role as a major public financial technology provider to a private concern. In an interview with Rob Daly, a reporter for Waters magazine, Cristobal Conde, president and CEO of SunGard Data Systems, makes the case for going private.

April 4, 2005

NEW SUNGARD LIKELY TO INTEGRATE, ACQUIRE

Operations Management

By Matt Strickberger

Industry veterans predict the new owners of SunGard Data Systems will better integrate the company’s existing offerings while looking to acquire additional vendors. “This is a huge opportunity for it to integrate offerings across different businesses, where it will have similar and complementary applications,” said an industry official. “I think it is more likely it will take advantage of the synergy and try to do more cross-selling.” An integration strategy will provide efficiencies that customers are looking for, so the vendor will likely concentrate on integrating across business lines, said the official. Brian Robins, spokesman at SunGard, described the situation as business as usual at SunGard, with the vendor continuing to develop systems in-house and determined to acquire companies.

April 4, 2005

SUNGARD GOES PRIVATE

Inside Market Data

SunGard Data Systems, the Wayne, Penn.-based provider of data management, trading, risk and other software, announced last week that it has been bought out for $11.3 billion by a consortium of private equity firms, confirming earlier reports.

SunGard CEO Cris Conde discussed the deal and SunGard’s future with Rob Daly last week.

Q: What will SunGard be able to do as a private company that it couldn’t as a public one?

Conde: The board’s responsibility is to maximize the value for the shareholders. The board saw $36 per share being an excellent value to be gotten for the shareholders.

When you run a public company you are always making trade-offs between short-term profits and long-term investments. We believe as a private company that, especially with the long-term horizon of our investors, we can shift the balance and do more about planning for the future than before. We will still have to make trade-offs, but we will make them in a way that favors to a greater extent investing in the long term.

April 4, 2005

STYLE POINTS

Securities Industry News

By Jeffrey Kutler

But in targeting SunGard, those seven private equity firms put their marker on just the kind of low-key, operationally focused management to which HP is turning. It was a remarkably lucrative vote of confidence in Cristobal Conde, an executive at SunGard since 1987, founder of its trading systems unit in 1990, and CEO of the $3.6 billion-in-revenues enterprise since 2002. As Conde points out in an interview with Securities Industry News this week, SunGard was “valued in the tens of millions some 20 years ago.” Now in double-digit billions, the valuation has soared 50 percent in the last six months.

April 4, 2005

WALL STREET UNDERVALUES SOME SERVICE PROVIDERS

Wall Street & Technology

By Steven Marlin, Paul McDougall (Courtesy of InformationWeek)

A planned $11.3 billion buyout of SunGard Data Systems Inc. by a group of private investors shows that the stock market is undervaluing vendors of IT and business-process-outsourcing services that have steady, recurring revenue and strong cash flows, Merrill Lynch said in a report last week.

The SunGard deal is expected to close in the third quarter. Also, reversing a previous plan, SunGard won’t spin off its Availability Services Business. The question now is whether the new private owners will keep the company intact or break it up. In addition to backup and disaster-recovery services, SunGard sells software that performs trade-order execution, risk-management, and record-keeping tasks for banks, investment managers, mutual funds, brokerage firms, and investment advisers.

April 5, 2005

USERS NEED TO KNOW SUNGARD PLANS

ComputerWeekly.com

By Lindsay Clark

The acquisition of SunGard Data last week could lead to the software and disaster recovery specialist being broken up, experts have warned.

Margaret Smith, chief executive of IT directors group CIO Connect, said she believed the disaster recovery side of SunGard’s business was profitable, but its other technology made less money. “Users should ask how sustainable these technologies are. They might have to be prepared for other take-overs and mergers.”

April 7, 2005

AS SURPRISE FADES, QUESTIONS ARE BEING ASKED ABOUT WHETHER IT MAKES SENSE FOR SUNGARD TO GO PRIVATE

GlobalCustodian.com

As shock at the news that SunGard is being taken private in an $11 billion LBO starts to fade, a debate has started on whether the deal makes sense for shareholders. (See SunGard To Be Taken Private In $11.3 Billion LBO) On the face of it, the purchase makes perfect sense for them. The offer price from a consortium of seven leading US private equity firms is $36 a share - above the highest price at which SunGard shares have traded at since reaching nearly $35 at the end of 2003. During the last two years SunGard has traded between $20 and $28 a share.

April 7, 2005

TOP FIRMS LINE UP FOR $11.3BN SUGARD LBO

Legal Week

By Sarah Gill

A raft of US firms has bagged roles on the $11.3bn acquisition of SunGard Data Systems - securing roles on the biggest leveraged buy-out (LBO) since the legendary bid battle for RJR Nabisco in 1989.

The SunGard LBO has already been hailed as a landmark, with industry specialists predicting increasing focus on consortium-driven deals aimed at the top end of the market.

Availability Systems
Coverage Synopsis

April 1, 2005

INCREASINGLY, DISASTER RECOVERY STARTS AT HOME

Securities Industry News

By Shane Kite, Correspondent

While it’s tough to tell how much impact this retreat from business continuity planning (BCP) outsourcing has had on major business continuity providers like SunGard and IBM, each of which services clients both small and large across financial services and many other industries, neither have fared well in the recent business impact analyses run by big banks and brokers.

April 4, 2005

CONTINENTAL CONTINGENCIES

Securities Industry News

By Chris Kentouris, Senior International Editor

Last September, Penson, one of the U.K.’s two largest correspondent clearing agents, renewed its three-year-old agreement with SunGard Availability Services to provide a disaster recovery site and began relying on Globix to operate a synchronous backup data center for its clearing services. Penson also replicates all the data sent to Crest in real time to servers maintained by its parent company, Penson Worldwide, in Dallas, Texas.

April 4, 2005

SUNGARD OFFERS DATA-CENTER BENCHMARKING TOOLS APRIL 4, 2005

InformationWeek

By Steven Marlin

SunGard Availability Services on Tuesday rolled out benchmarking and total-cost-of-ownership assessment tools designed to help businesses estimate data-center operation costs, everything from hosting a new application to an entire data center move.

Higher Education & Public Sector
Coverage Synopsis

March 30, 2005

SUNGARD SCT PLANNING AND IMPLEMENTATION SERVICES VIEWED AS CRITICAL TO SUCCESS OF “PROJECT ENTERPRISE”

Educuase.edu

The University of Toledo has licensed a host of SunGard SCT Unified Digital Campus solutions to deliver more and better technology-based services that will help positively impact students from their first interactions with the University and throughout their learning experiences, it was announced today by SunGard SCT, an operating unit of SunGard.

March 31, 2005

TJC TABLE SOFTWARE PURCHASE ON BUYOUT NEWS

Tyler Morning Telegraph

Tyler Junior College trustees again tabled action Wednesday on a proposal to implement a $5.4-million project for an integrated software system.

The step was taken at the request of TJC President Dr. William Crowe during a telephone conference call with trustees. Crowe expressed concerns after learning the company that owns the software being considered by the college, SCT Banner, was in talks with potential buyers.

March 31, 2005

17TH GETEX TO HOST A DEDICATED SECTION ON EDUCATION TECHNOLOGY

AME Info

Leading the line-up of exhibitors at the GETEX Supply and Equipment segment will be SunGard SCT, leading global providers of software and services for higher education and architects of ‘The Unified Digital Campus’ vision. The US based company set-up its Middle East Operations at the Knowledge Village, Dubai in 2003. One of their leading projects in the region has been the deployment of its e-Education solutions by the state-of-the-art campus of the American University in Kuwait.

At the exhibition, SunGard’s solutions to be showcased will include Administrative Solutions that bring together information, services, departments, and even multiple institutions; Portal, Collaboration and Community Solutions that unify access to campus-wide information and services, anytime and anywhere; Information Access Solutions where improved access will mean better strategic decision making; Content Management Solutions for creating, managing and presenting online content; Academic Solutions for assimilating resources to improve learning, teaching and research; and Integration Solutions that deliver seamless unity of data systems, applications and processes.

April 1, 2005

OHIO UNIVERSITIES SELECT SUNGARD SCT SOLUTIONS TO HELP IMPROVE STUDENT SERVICES AND INSTITUTIONAL COMPETITIVENESS

EdNET Week Headlines

Wright State University (WSU) and Youngstown State University (YSU) have joined 21 other Ohio higher education institutions in selecting SCT Banner, one of the most widely-used collegiate administrative solutions, it was announced today by SunGard SCT, an operating unit of SunGard.

April 4, 2005

A PORTAL IN THE HAND

Campus Technology

One place to see the future is at technology pioneer Drexel University, the first school in the country, back in 1983, to require every student to have a computer. For the past three years, Drexel has rolled out a sequence of functions for students on the move. DrexelOne Mobile is a natural extension of the university’s DrexelOne portal built on SunGard SCT Luminis and SCT Banner and the campus’s Dragonfly wireless network.

April 4, 2005

THE FUTURE OF INTEGRATION, PERSONALIZATION, AND EPORTFOLIO TECHNOLOGIES

Distance-Educator.com

Susan LaCour [senior vice president of solutions development at SunGard SCT] examines current and future applications of personalization, integration, and electronic portfolio technologies. In the context of higher education, personalization technologies target individual learners with the resources and information most pertinent to their educational goals, whereas integration technologies unify disparate systems and services to better accommodate student needs.

April/May 2005

THE FUTURE OF INTEGRATION, PERSONALIZATION, AND EPORTFOLIO TECHNOLOGIES

Innovate

At SunGard SCT, nearly all of our customers have integrated their enterprise resource planning (ERP) systems and made the data and applications within them available to users via a portal. Many institutions have also integrated non-SCT applications—such as housing, parking, and library applications, as well as course management and other systems—to their ERPs to create a unified digital campus. Moreover, integration is allowing institutions to share data with others outside the campus, such as other schools, third-party providers, and businesses. For example, today an institution can request prospective students’ SAT scores (with their permission) from providers via e-mail, saving prospects the task of sending that information.

April 5, 2005

SUNGARD SCT HELPS HIGHER EDUCATION ADDRESS ENROLLMENT MANAGEMENT CHALLENGES WITH STUDENT MARKETING TECHNOLOGY SOLUTION

TMCnet.com

SunGard SCT, an operating unit of SunGard, today announced a new technology solution designed to help institutions of higher education better meet their recruiting and admissions goals and establish strong lifelong relationships with students. SCT Student Marketing was officially launched at the 91st annual meeting of the American Association of Collegiate Registrars and Admissions Officers (AACRAO) in New York that concluded last week.

April 6, 2005

TJC TRUSTEES TO AGAIN DISCUSS ACQUIRING NEW SOFTWARE SYSTEM

Tyler Morning Telegraph

Tyler Junior College President Dr. William Crowe expressed concerns in a telephone conference last Wednesday about moving forward to acquire SCT Banner after it was reported SunGard Data Systems Inc an acquisition agreement with seven companies.

The college’s implementation of an integrated software system was estimated to cost about $5.4 million over two years.

Crowe also said it was critical to have support staff to implement a new software system, expressing concern last week he did not yet know what kind of personnel changes might result from a buyout. At the time, he recommended workshops be held with trustees.

April 6, 2005

SUNGARD ACT STUDENT MARKETING HELPS ADDRESS ENROLLMENT MANAGEMENT CHALLENGES

Distance-Educator.com

SunGard SCT, an operating unit of SunGard, today announced a new technology solution designed to help institutions of higher education better meet their recruiting and admissions goals and establish strong lifelong relationships with students. SCT Student Marketing was officially launched at the 91st annual meeting of the American Association of Collegiate Registrars and Admissions Officers (AACRAO) in New York that concluded last week.

April 7, 2005

MIDTERM EVALUATIONS RECOMMEND

The Jambar (campus paper of Youngstown State University)

Ideally the evaluations would be implemented via the student module in the new SCT Banner computer system that is being installed and implemented on campus.

April 7, 2005

SUNGARD SCT SOLUTIONS TO HELP IMPROVE THE EDUCATION EXPERIENCE FOR 22 TEXAS COLLEGES AND UNIVERSITIES

TMCnet.com

In the past year, 22 Texas colleges and universities have chosen SunGard SCT, an operating unit of SunGard, for information technology and services that will help improve the education experience for their more than 500,000 students, faculty, alumni and staff.

Our SCT Banner Unified Digital Campus will help us empower our students, faculty and staff to accomplish more,” said Doug Fox, associate vice president for information technology and chief information officer at Angelo State University.

Alamo Community College District licensed the SCT Luminis Content Management Suite, which supports Web content creation and management, in addition to the SCT Luminis Platform, SCT Luminis Data Integration, and SCT Banner.

April 7, 2005

NEW PRODUCTS AND SERVICES – SUNGARD SCT RELEASES NEW RECRUITING AND ADMISSIONS SOFTWARE

UBDaily

The SCT Student Marketing program provides personalization technology for web-based and e-mail communications.

Trading, Treasury & Risk Management
Coverage Synopsis

April 5, 2005

NAB GOES LIVE WITH SUNGARD’S ADAPTIV

Asian Banking and Finance

National Australia Bank has gone live with SunGard’s Adaptiv for management of its global credit limits. NAB is able to centrally store credit information using Adaptiv, helping risk personnel to monitor global exposures against limits and manage exceptions on a real-time basis.

Wealth Management, Brokerage & Clearance
Coverage Synopsis

April 4, 2005

SUNGARD LAUNCHES LOANET.NET INTERNATIONAL COMPARISON SERVICES

Securities Industry News

SunGard announced today the launch of Loanet.Net International Compare service, a real-time, interactive platform for securities finance market participants to compare and reconcile securities lending transactions electronically with contra parties on a global basis. The Loanet.Net International Compare service provides trade comparison and correction processing for borrows and loans in equity and corporate debt as well as non-cash and cash pool collateral, while helping to improve transparency, efficiency and speed in resolving exceptions.

April 4, 2005

SUNGARD ROLLS OUT GLOBAL COMPARISON SERVICE

Operations Management

SunGard Securities Finance has released the Loanet.Net International Compare service, an application allowing the electronic comparison and reconciliation of securities lending transactions with counterparties on a global basis. The new service is Web-based and displays all points of disagreement between counterparties, said Brian Traquair, president of unit. Moreover, issues are grouped together by type, such as differences over quantity and interest rate. In the past, trade comparison was conducted by clients of Loanet.Net sending in files and the vendor sending the files back.

April 4, 2005

SUNGARD LAUNCHES NEW LOANET.NET INTERNATIONAL SECURITIES FINANCE COMPARISON SERVICE

Bob’s Guide

SunGard announced today the launch of Loanet.Net International Compare service, a real-time, interactive platform for securities finance market participants to compare and reconcile securities lending transactions electronically with contra parties on a global basis. The Loanet.Net International Compare service provides trade comparison and correction processing for borrows and loans in equity and corporate debt as well as non-cash and cash pool collateral, while helping to improve transparency, efficiency and speed in resolving exceptions.

April 5, 2005

1ST NATIONAL WEALTH MANAGEMENT SELECTS INDATA I.M.S. FOR TRADE ORDER MANAGEMENT

Bob’s Guide

INDATA, the industry-leader in advanced enterprise software solutions for investment management firms, today announced that 1st National Wealth Management, based in Phoenix, AZ is now live with the INDATA I.M.S. Precision Trading Solution through an interface with the SunGard Charlotte Trust Accounting solution.